News Release
Date: October 30, 2007	Nalco Company 1601 West Diehl Road Naperville, IL 60563-1198 www.nalco.com Media Contact: Charlie Pajor 630 305 1556 cpajor@nalco.com Investor Contact: Mike Bushman 630 305 1025 mbushman@nalco.com
Nalco Sales Grow 9 Percent In Quarter; Year-To-Date Adjusted EBITDA Up 9.5 Percent

(Naperville, Illinois) Nalco Company (NYSE:NLC), announced today sales grew 9.0 percent nominally in the third quarter to $998.2 million, with organic sales up 5.5 percent. Strong growth in Energy Services and Industrial and Institutional Services (I&IS) more than offset level sales in Paper Services and the Other segment.

Net earnings increased 18.9 percent to $36.5 million from the year-earlier $30.7 million. Diluted earnings per share increased 19.0 percent to 25 cents from the prior-year 21 cents per share. Earnings included after-tax charges of $11.2 million for business process optimization, reimbursed benefit plan contributions and unusual charges versus $8.4 million for the same items in the third quarter of 2006. Without these charges, earnings per share would have been 33 cents compared to 27 cents a year ago. (See Attachment 7A)

Adjusted EBITDA in the quarter grew 6.7 percent to $195.3 million from the year-earlier $183.1 million. Year-to-date Adjusted EBITDA is up 9.5 percent compared to the Company’s targeted 10 percent growth in 2007. Continued difficulty in Europe combined with segment operating expenses growing faster than organic sales restrained the level of earnings improvement, even as gross margins improved. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants.

“Had we managed organic segment operating expense growth in line with organic sales growth, we would have added about $5 million to quarterly results and been above the 10 percent Adjusted EBITDA mark, year to date,” said Dr. William H. Joyce, Chairman and Chief Executive Officer.

Organic sales improvement varied by segment and region. Energy Services grew sales 9.5 percent organically in the quarter followed by Industrial and Institutional Services at 6.1 percent. Paper Services and the Other segment were essentially flat organically.  Viewed regionally, Asia/Pacific sales increased by 9.2 percent organically, followed by strong North American organic growth of 8.6 percent. Organic sales were flat in Europe and Latin America. Latin America results were impacted, as had been expected, by introduction of new business systems in Brazil early in the quarter.

Europe continues to be constrained by ongoing internal operational challenges. In efforts to improve performance, Nalco named David Johnson as Group Vice President and President, European Operations at the end of the second quarter. He recently completed relocation to European headquarters.

“While we have been discussing problems in our European business for some time now, I want to point out that we have very good people and a good business in Europe. Our problems primarily relate to growth rate. There are also issues we need to work on, such as executing on fundamental disciplines and communicating the value we create for customers. David is the right leader to make this happen,” Dr. Joyce said.

NALCO COMPANY

Gross profit margin improved modestly and, while segment profits improved overall, margins compressed in I&IS and Energy Services from the prior-year period. Margin declines in I&IS were driven by mix and an expansion of sales and service expense beyond the level that the growth would support. A substantial increase in selling expenses in Western Europe has not yet fueled sales growth, further hurting direct contribution margins. Energy Services margins dipped on higher operating expenses. Savings in administrative areas helped increase the Company’s operating margin to 13.1 percent, up 50 basis points compared to the same period of last year.

Free Cash Flow was $99.9 million in the quarter as the Company’s receivables expanded and as the recent Pension Protection Act prompted the Company to move $20 million in pension contributions planned for 2008 into 2007. The Company has essentially all but completed its pension and post-retirement funding for the year, and expects to end the year with contributions to these plans at about $40 million above expense level. This amount is about $20 million more than anticipated when Free Cash Flow guidance was provided at the beginning of the year. Free Cash Flow generation in the quarter just ended compares to $117.5 million in the same period last year. Days sales outstanding increased by six days since both the beginning of the year and the year-ago period. Bringing the days sales outstanding back to year-end levels would increase Free Cash Flow by more than $60 million. Because of systems changes, inventory also increased to somewhat higher-than-expected levels. In the fourth quarter, Nalco expects cash improvement from both accounts receivable and inventory.

“With major process improvements from our Nalco Business Transformation initiative now complete, we should begin to see improvement across all areas of working capital. However, we did not gain the traction we expected in the third quarter. It is too early to say we have all our working capital challenges under control, but we clearly expect improvement here,” Dr. Joyce said.

Nalco initiated share repurchases during the quarter under a $300 million share repurchase authorization approved by Nalco’s Board of Directors in July. As of September 30, the Company had purchased approximately 1.5 million shares.

Year-to-date Results and Fourth Quarter Outlook
Sales increased 8.4 percent year-to-date to $2.9 billion, with organic growth contributing 5.2 percent to the improvement. Net income increased 60.5 percent to $97.9 million from $61.0 million and diluted earnings per share improved 57.1 percent to 66 cents from 42 cents in the first three quarters of 2006. Adding back the after-tax impacts of business optimization, reimbursed profit sharing and other unusual charges brings year-to-date earnings per share up 51.9 percent to 82 cents from 54 cents in the first nine months of 2006.

Adjusted EBITDA rose 9.5 percent to $533.2 million from $487.1 million in the first nine months of 2006. “As we look forward to the fourth quarter, we believe we may fall somewhat short of reaching our 10 percent Adjusted EBITDA growth target, particularly given expectations of increased raw materials costs as we move through the fourth quarter,” said Dr. Joyce. “While we are taking actions to increase pricing now, we expect that most of an upcoming new round of pricing will begin taking effect January 1.”

NALCO COMPANY

Dr. Joyce said he still expects Nalco to achieve organic sales growth of better than 5 percent. However, he cautioned that the additional pension funding from the third quarter would restrict Free Cash Flow generation and that Nalco’s ability to generate more Free Cash Flow for 2007 than in 2006 would be dependent on working capital progress in the fourth quarter.

Year-to-date cost savings stand at $55 million, and remain on track to achieve the Company’s annual target of $75 million.

Synfuel Business
Nalco noted in previous disclosures that its waste coal agglomeration – or synfuel – business would likely cease at the end of this year as the legislation that provided tax credits supporting this business is set to expire. At current levels and fourth quarter projections, this would reduce expected 2008 sales by roughly $80 million and pre-tax earnings by $22 to $25 million.

Conference Call
Nalco will discuss third-quarter results in a conference call and Webcast on Wednesday, Oct. 31 at 10 a.m. EDT. Information on the conference call and Webcast is available at www.nalco.com.

About Nalco
Nalco is the world’s leading water treatment and process improvement company, delivering significant environmental, social and economic performance benefits to our customers. We help our customers reduce energy, water and other natural resource consumption, minimize their environmental releases and improve their productivity and end products while improving their bottom line. More than 11,000 Nalco employees operate in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers to serve a broad range of end markets. In 2006, Nalco achieved sales of more than $3.6 billion. For more information visit www.nalco.com.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Net Cash Provided by Operating Activities as shown on Nalco’s Cash Flow Statement, and is defined as Net Cash Provided by Operating Activities less Capital Expenditures and Minority Interest charges. Adjustments to net earnings are identified in Attachments 7A and 7B. The adjustments represent those items included in Nalco’s income statement that are either one-time in nature, support incremental cost reduction programs, or – in the case of the profit-sharing reimbursements by our former owner – are unusual when compared to other companies. In addition, Nalco discusses sales growth in terms of nominal (actual) and organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts. The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or  value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

NALCO COMPANY

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Earnings Per Share and Share Base (Unaudited)

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited) September 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$117.9	$37.3
Accounts receivable, less allowances of $20.5 in 2007 and $19.0 in 2006	792.5	695.3
Inventories:
Finished products	289.0	264.5
Materials and work in process	82.9	76.2
	371.9	340.7
Prepaid expenses, taxes and other current assets	91.2	94.1
Total current assets	1,373.5	1,167.4

Property, plant, and equipment, net	744.1	743.4
Intangible assets:
Goodwill	2,397.6	2,299.9
Other intangibles, net	1,134.2	1,169.5
Other assets	241.8	276.3
Total assets	$5,891.2	$5,656.5

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$296.3	$288.2
Short-term debt	91.2	150.2
Other current liabilities	318.8	281.0
Total current liabilities	706.3	719.4

Other liabilities:
Long-term debt	3,185.8	3,038.6
Deferred income taxes	273.1	314.3
Accrued pension benefits	389.4	430.7
Other liabilities	257.1	250.0

Minority interest	15.0	12.6
Shareholders’ equity	1,064.5	890.9
Total liabilities and shareholders’ equity	$5,891.2	$5,656.5

ATTACHMENT 1

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions, except per share data)

	Three Months ended September 30, 2007	Three Months ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Net sales	$998.2	$915.4	$2,878.4	$2,655.8
Operating costs and expenses:
Cost of product sold	548.2	506.2	1,588.4	1,480.7
Selling, administrative, and research expenses	296.4	273.6	877.8	811.9
Amortization of intangible assets	15.6	17.6	46.2	52.4
Business optimization expenses	7.2	3.0	9.5	8.6
Total operating costs and expenses	867.4	800.4	2,521.9	2,353.6

Operating earnings	130.8	115.0	356.5	302.2

Other income (expense), net	(1.9)	0.1	(2.2)	(0.6)
Interest income	2.7	2.4	7.2	6.4
Interest expense	(69.1)	(68.9)	(205.6)	(203.3)

Earnings before income taxes and minority interests	62.5	48.6	155.9	104.7

Income tax provision	24.0	16.2	52.4	38.5

Minority interests	(2.0)	(1.7)	(5.6)	(5.2)

Net earnings	$36.5	$30.7	$97.9	$61.0

Net earnings per share:
Basic	$0.25	$0.21	$0.68	$0.43
Diluted	$0.25	$0.21	$0.66	$0.42
Weighted-average shares outstanding (millions):
Basic	143.7	143.0	143.9	142.9
Diluted	146.6	146.6	147.5	146.6
Cash dividends declared per share	$0.035	$-	$0.105	$-

ATTACHMENT 2

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Operating activities
Net earnings	$97.9	$61.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	97.0	97.5
Amortization	46.2	52.4
Amortization of deferred financing costs and accretion of senior discount notes	33.7	32.5
Other, net	(11.4)	(20.7)
Changes in operating assets and liabilities	(68.1)	(19.8)
Net cash provided by operating activities	195.3	202.9

Investing activities
Additions to property, plant, and equipment, net	(70.3)	(59.6)
Other	(2.6)	2.0
Net cash used for investing activities	(72.9)	(57.6)

Financing activities
Cash dividends	(10.1)	-
Changes in short-term debt, net	(20.8)	29.3
Proceeds from long-term debt	50.2	-
Repayments of long-term debt	(24.1)	(159.5)
Purchases of treasury stock	(37.0)	-
Other	(4.0)	(3.4)
Net cash used for financing activities	(45.8)	(133.6)
Effect of exchange rate changes on cash and cash equivalents	4.0	0.4
Increase in cash and cash equivalents	80.6	12.1
Cash and cash equivalents at beginning of period	37.3	30.8
Cash and cash equivalents at end of period	$117.9	$42.9

ATTACHMENT 3

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Segment Information
(Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended September 30, 2007	Three Months ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Industrial and Institutional Services	$451.2	$409.4	$1,292.7	$1,183.3
Energy Services	300.8	267.3	865.0	773.4
Paper Services	188.1	181.5	554.1	536.0
Other	58.1	57.2	166.6	163.1
Net sales	$998.2	$915.4	$2,878.4	$2,655.8

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes and minority interests:

	Three Months ended September 30, 2007	Three Months ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Segment direct contribution:
Industrial and Institutional Services	$101.4	$98.2	$286.4	$263.3
Energy Services	64.0	58.3	187.0	162.2
Paper Services	30.5	29.0	86.2	82.2
Other*	(13.4)	(15.1)	(53.8)	(50.3)
Capital charge elimination	22.0	19.4	63.0	57.5
Total segment direct contribution	204.5	189.8	568.8	514.9

Expenses not allocated to segments:
Administrative expenses	50.9	54.2	156.6	151.7
Amortization of intangible assets	15.6	17.6	46.2	52.4
Business optimization expenses	7.2	3.0	9.5	8.6
Operating earnings	130.8	115.0	356.5	302.2
Other income (expense), net	(1.9)	0.1	(2.2)	(0.6)
Interest income	2.7	2.4	7.2	6.4
Interest expense	(69.1)	(68.9)	(205.6)	(203.3)
Earnings before income taxes and minority interests	$62.5	$48.6	$155.9	$104.7

* Includes certain costs not allocated to segments, but deducted in arriving at direct contribution.

ATTACHMENT 4

NALCO COMPANY

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA
(Unaudited)
(dollars in millions)

	Three Months ended September 30, 2007	Three Months ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Net earnings	$36.5	$30.7	$97.9	$61.0
Income tax provision	24.0	16.2	52.4	38.5
Interest expense, net of interest income	66.4	66.5	198.4	196.9
Depreciation	33.0	32.8	97.0	97.5
Amortization	15.6	17.6	46.2	52.4
EBITDA	$175.5	$163.8	$491.9	$446.3

Business optimization expenses	7.2	3.0	9.5	8.6
Asset write-offs	-	0.3	-	1.4
Profit sharing expense funded by Suez	5.1	4.9	13.1	12.4
Pension settlement	0.1	-	0.1	0.4
Franchise taxes	0.7	0.9	2.3	2.4
Non-cash rent expense	2.6	2.6	3.4	3.4
Non-wholly owned entities	2.6	0.8	2.1	3.1
Loss (gain) on sale, net of expenses	(0.4)	1.7	0.9	2.3
Other unusual charges	1.9	5.1	9.9	6.8
Adjusted EBITDA	$195.3	$183.1	$533.2	$487.1

ATTACHMENT 5

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Free Cash Flow
(Unaudited)
(dollars in millions)

	Three Months ended September 30, 2007	Three Months ended September 30, 2006	Nine Months ended September 30, 2007	Nine Months ended September 30, 2006
Net cash provided by operating activities	$124.6	$141.3	$195.3	$202.9
Minority interests	(2.0)	(1.7)	(5.6)	(5.2)
Additions to property, plant and equipment, net	(22.7)	(22.1)	(70.3)	(59.6)
Free cash flow	$99.9	$117.5	$119.4	$138.1

ATTACHMENT 6

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Three Months ended September 30, 2007		Three Months ended September 30, 2006
		Actual	Per Share*	Actual	Per Share*
Net earnings		$36.5	$0.25	$30.7	$0.21

Net earnings was reduced by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$6.6	$0.05	$2.0	$0.01
Profit sharing expense funded by Suez	COGS/SGA	3.3	0.02	3.1	0.02
Other unusual charges	COGS/SGA/OIOE	1.3	0.01	3.3	0.02
		$11.2		$8.4

Memo Only
Net earnings was reduced by the following items (pre tax):
Business optimization expenses	Bus Opt Exp	$7.2	$0.05	$3.0	$0.02
Profit sharing expense funded by Suez	COGS/SGA	5.1	0.03	4.9	0.03
Other unusual charges	COGS/SGA/OIOE	1.9	0.01	5.1	0.03
		$14.2		$13.0

Weighted-average shares outstanding (millions):
Basic			143.7		143.0
Diluted			146.6		146.6

* Diluted

ATTACHMENT 7A

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Nine Months ended September 30, 2007		Nine Months ended September 30, 2006
		Actual	Per Share*	Actual	Per Share*
Net earnings		$97.9	$0.66	$61.0	$0.42

Net earnings was reduced by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$8.1	$0.05	$5.5	$0.04
Profit sharing expense funded by Suez	COGS/SGA	8.5	0.06	8.0	0.05
Other unusual charges	COGS/SGA/OIOE	6.5	0.04	4.4	0.03
		$23.1		$17.9

Memo Only
Net earnings was reduced by the following items (pre tax):
Business optimization expenses	Bus Opt Exp	$9.5	$0.06	$8.6	$0.06
Profit sharing expense funded by Suez	COGS/SGA	13.1	0.09	12.4	0.08
Other unusual charges	COGS/SGA/OIOE	9.9	0.07	6.8	0.05
		$32.5		$27.8

Weighted-average shares outstanding (millions):
Basic			143.9		142.9
Diluted			147.5		146.6

* Diluted

ATTACHMENT 7B